Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release	Contacts: Quentin McMillan (Investors): quentin.mcmillan@aig.com Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Proposed Senior Notes Offering by Corebridge Financial, Inc.

NEW YORK – March 29, 2022 – American International Group, Inc. (NYSE: AIG) today announced that its majority-owned subsidiary, Corebridge Financial, Inc., intends to offer senior unsecured notes (the “Notes”) in connection with the previously announced separation of AIG’s Life & Retirement business.

The Notes will be offered in a private offering exempt from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Notes will be offered only to qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States in reliance on Regulation S, each under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold within the United States absent registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase, a solicitation of an offer to sell or purchase, or a solicitation of an offer to sell or purchase securities with respect to the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful. The offering of Notes will be made only by an offering memorandum that will be sent to prospective investors.

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Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

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American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.